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                UNITED STATES                     OMB Approval
     SECURITIES AND EXCHANGE COMMISSION       OMB Number: 3235-0145
          WASHINGTON, D.C. 20549              Expires:   October 31, 1997
                                              Estimated average burden
                                              hours per response... 14.90


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                                TheraTech, Inc.
--------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   883383101
--------------------------------------------------------------------------
                                 (CUSIP Number)





Check the following if a fee is being paid with this statement ___. (A fee is not required only of the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO.     883383101                                     PAGE 2 OF 4 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 William I. Higuchi
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          2,373,534
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY                 4,500
      OWNED BY        ----------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
     REPORTING            2,373,534
       PERSON         ----------------------------------------------------------
        WITH          8  SHARED DISPOSITIVE POWER
                                 4,500
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,378,034
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      Not applicable
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              SCHEDULE 13G




ITEM 1.  SECURITY AND ISSUER

         (A)     NAME OF ISSUER:             TheraTech, Inc.

         (B)     ADDRESS:                    417 Wakara Way
                                             Salt Lake City, Utah 84108

ITEM 2. REPORTING PERSON INFORMATION
------------------------------------

         (A)     NAME OF PERSON FILING:    William I. Higuchi
                 ---------------------

         (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 ------------------------------------
                 417 Wakara Way
                 Salt Lake City, Utah 84108

         (C)     CITIZENSHIP:
                 -----------
                 United States of America

         (D)     TITLE OF CLASS OF SECURITIES:
                 ----------------------------
                 Common Stock

         (E)     CUSIP NUMBER:
                 ------------
                 883383101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
         --------------------------------------------------------------------
                 Not applicable

ITEM 4.  OWNERSHIP
         ---------

                 (A)      AMOUNT BENEFICIALLY OWNED:
                          2,378,034

                 (B)      PERCENT OF CLASS:
                          11.5%

                 (C)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                          (I)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                  2,373,534 (which includes options to purchase
                                  35,000 shares)

                          (II)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                  4,500 which represents 4,500 shares owned by Setsuko Higuchi (spouse)

                                   Page 3 of 4

                                  SCHEDULE 13G


                          (III)   SOLE POWER TO DISPOSE OR TO DIRECT THE
                                  DISPOSITION OF: 2,373,534 (which includes options to purchase 35,000 shares)

                          (IV)    SHARED POWER TO DISPOSE OR TO DIRECT THE
                                  DISPOSITION OF: 4,500 which represents 4,500 shares owned by Setsuko Higuchi (spouse)

      ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable

      ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                 Not applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable

      ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable

      ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

                 Not applicable

      ITEM 10.   CERTIFICATION

                 Not applicable



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:   February 13, 1997


                                       /s/ William I Higuchi
                                       ---------------------------
                                       William I. Higuchi

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